Exhibit 99.1

   Kopin Corporation Reports Preliminary Financial Results for the
                Third Quarter Ended September 30, 2006

    TAUNTON, Mass.--(BUSINESS WIRE)--Nov. 7, 2006--Kopin Corporation (NASDAQ: KOPN) today announced preliminary financial results for the third quarter ended September 30, 2006. The Company's results are preliminary pending the completion of a previously announced independent review of past stock option grant practices. The financial results reported today do not take into account adjustments that may be required in connection with the completion of this review, and should be considered preliminary until Kopin files its Form 10-Q for the third quarter ended September 30, 2006.

    Third-Quarter Summary:

    -- Total revenue of $15.6 million, slightly higher than the revised guidance provided by the Company on October 5, 2006. Kopin reported total revenue of $25.4 million in the third quarter of 2005 and $18.9 million in the second quarter of 2006.

    -- CyberDisplay revenue of $5.6 million, compared with $14.6 million for the same period in 2005 and $6.8 million in the second quarter of 2006.

    -- III-V revenue of $10.0 million versus $10.8 million in the third quarter of 2005 and $12.1 million in the second quarter of 2006.

    -- Cash and marketable securities at September 30, 2006 of $108.7 million, compared with a balance at year-end 2005 of $119.8 million.

    "This year has marked a period of transition for Kopin as we introduce new, higher-margin products, expand our global manufacturing capacity and broaden the reach of our technology to new end markets," said President and Chief Executive Officer Dr. John C.C. Fan. "Shorter product life cycles are fueling an ever-increasing level of design activity in both our III-V and CyberDisplay businesses. Our technology enhancements, product innovations and manufacturing capacity expansion are all steps designed to help Kopin achieve long-term growth."

    CyberDisplay Business

    CyberDisplay revenue for the third quarter of 2006 declined on a sequential and year-over-year basis as a result of the reduced sales of Kopin's products to camcorder customers, the Company's transition to advanced new display products and a delay in the Thermal Weapon Sight II (TWS II) program with the U.S. Army. Additional testing of Kopin's TWS II display module was required after a design improvement was made to a component produced by a third party. "All testing has been completed and product shipments have resumed," Dr. Fan said.

    "Elsewhere in our display business, we are engaging in a significant level of design activity with top-tier digital still camera manufacturers - both existing and potential new Kopin customers. The goal is to incorporate our displays in a number of mid-range models expected to be launched in 2007," Dr. Fan said. "We continue to see positive momentum in the video eyewear segment, as an increasing number of larger companies gain interest in mobile video. We are preparing for these opportunities with the addition of an 8-inch wafer line that we expect to be operational by the middle of next year."

    III-V Business

    III-V revenue for the third quarter of 2006 declined approximately $0.8 million on a year-over-year basis and was down approximately $2.1 million sequentially, largely as a result of a customer's short-term inventory correction. "Discussions with our customers indicate that 2007 will be an exceptionally strong year for the handset market, not just in terms of the number of units sold but also the content per phone," Dr. Fan said. "We also expect momentum in our HBT business to be driven by growth in WiFi and WiMAX networking equipment.

    "Trends in the wireless sector continue to be favorable, and we have been working hard to increase capacity," Dr. Fan continued. "KTC, our OEM HBT manufacturing facility in Taiwan, is now qualified for production of certain products for our largest customer. The ramp of KTC and the addition of three new large HBT production machines at our wafer fabrication facility in Massachusetts will allow us to increase our III-V capacity by 50% in the next 12 months."

    Nine-Month Summary:

    For the nine months ended September 30, 2006, total revenue was $53.3 million, compared with $65.4 million for the same period in 2005. CyberDisplay revenues totaled $18.3 million for the nine-month period of 2006, compared with $36.2 million in the year-earlier period. Revenue from III-V products was $34.9 million, up from $29.2 million in the same period of 2005.

    During the third quarter of 2006, the Company repurchased approximately 550,000 shares of its common stock, bringing its total repurchase to $13.7 million of the $15 million authorized at the inception of the stock buyback program. As a result of the stock option review, Kopin's stock buyback program has been suspended until the Company is current with all of its regulatory filings.

    Business Outlook

    "Through a combination of technology improvements, new product introductions and capacity expansion, Kopin is positioning itself for growth in what we expect to be a strong year ahead," concluded Dr. Fan. "We continue to execute on various elements of our long-term strategy by transitioning into higher margin and higher growth applications - particularly in the military and mobile video markets. We are excited by the level of design activity in both our III-V and CyberDisplay businesses, and are confident that the steps we are taking will enable us to achieve our operating targets. For the fourth quarter of 2006, we expect revenue in the range of $17.5 million to $19.0 million."

    Third-Quarter Conference Call

    Kopin will host a conference call at 10:00 a.m. ET today, November 7, 2006 to discuss its preliminary third-quarter financial results. To participate in the call, please dial (800) 274-0251 or (719) 457-2683 five minutes prior to the call. The call will be available live and in an archived format on the investor relations section of the Company's website, www.kopin.com

    About Kopin

    Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and heterojunction bipolar transistors (HBTs) that are revolutionizing the way people around the world see, hear and communicate. Kopin already has shipped more than 20 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's unique HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and HBT technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

    CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation.

    Kopin - The NanoSemiconductor Company(TM)

    Safe Harbor Statement

    Statements in this news release related to Kopin's expectations for its HBT and CyberDisplay businesses and the Company's financial outlook for the fourth quarter of 2006 may be considered "forward-looking" statements under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to the expected launch of mid-range digital cameras incorporating Kopin's display technology; plans to have the Company's 8-inch wafer line operational by mid-2007; anticipated growth in the WiFi and WiMAX markets; the Company's plan to increase III-V capacity 50% in the next 12 months; the outlook for 2007; and Kopin's expectation that revenue for the fourth quarter of 2006 will be between $17.5 million and $19.0 million. These statements involve a number of risks and uncertainties that could materially affect future results. These risk factors include, but are not limited to: technical, manufacturing, marketing or other issues that may prevent either the adoption or rapid acceptance of products; competitive products and pricing; the risk that new product initiatives and other research and development efforts may not be successful; the loss of significant customers; the potential that costs to produce the Company's microdisplay and HBT products will increase significantly, or that yields will decline; the potential that military programs involving Kopin's products will be delayed or cancelled; the potential that the Company's military and commercial customers might be unable to ramp production volumes of their products; market acceptance of video eyewear products; manufacturing delays, technical issues, economic conditions or external factors that may prevent the Company from achieving its financial guidance; the potential consequences surrounding any findings relating to the Company's ongoing internal investigation regarding its stock option granting practices; uncertainty of results of pending civil litigation related to the Company's stock option granting practices; the likely delay in filing the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and the potential impact of this on the Company's business; and other risk factors and cautionary statements listed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission. These include, but are not limited to, the Company's Form 10-Q for the three-month period ended July 1, 2006 and Annual Report on Form 10-K for the year ended December 31, 2005.

    CONTACT: Kopin Corporation
             Richard Sneider, 508-824-6696
             Chief Financial Officer
             rsneider@kopin.com
             or
             Sharon Merrill Associates, Inc.
             Scott Solomon, 617-542-5300
             Vice President
             ssolomon@investorrelations.com